Exhibit 99.1

FOR IMMEDIATE RELEASE
November 17, 2010

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT AND CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

COMMUNITY TRUST BANCORP, INC. ACQUIRES LAFOLLETE FIRST NATIONAL CORPORATION OF LAFOLLETTE, TENNESSEE

Pikeville, KY --- Jean R. Hale, Chairman, President and CEO of Community Trust Bancorp, Inc. (Nasdaq: CTBI) and Marvin L. Minton, President and CEO of First National Bank of LaFollette, are pleased to announce the completion of Community Trust Bancorp, Inc.’s acquisition of LaFollette First National Corporation and First National Bank of LaFollette.  Community Trust Bancorp, Inc. acquired all outstanding shares of LaFollette First National Corporation in a share exchange for $650 per share, or a total of approximately $16.1 million, on November 17, 2010.  Immediately following the share exchange, LaFollette First National Corporation was merged into Community Trust Bancorp, Inc.

“Community Trust Bancorp, Inc. is pleased to be a part of the communities served by First National Bank of LaFollette and looks forward to serving the banking needs of existing and new customers within those communities,” said Ms. Hale.   “This transaction also marks our entry into the State of Tennessee.”  “We are pleased to be a part of a strong bank holding company which emphasizes customer service and community banking,” added Mr. Minton.

The transaction is expected to be accretive to Community Trust Bancorp, Inc.’s earnings during the first year.  The acquisition will increase Community Trust Bancorp, Inc.’s assets by approximately $182 million.

After giving effect to the acquisition, Community Trust Bancorp, Inc., which is headquartered in Pikeville, Kentucky, has assets of $3.4 billion, and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee and five trust offices across Kentucky.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations about Community Trust Bancorp, Inc., our industry and the proposed transaction.  These forward-looking statements involve certain risks and uncertainties, including various risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2009, and actual results and trends could differ materially from those set forth in such statements.  We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you to not place undue reliance on those statements.